Exhibit 5.1

June 9, 2015

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

Re:	Registration on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”) in connection with the registration on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), of shares of its common stock, par value $1.00 per share (the “Shares”), in connection with the proposed merger of Magna Bank, a Tennessee state-chartered bank (“Magna”), with and into Pinnacle Bank, a Tennessee state-chartered bank and direct, wholly owned subsidiary of the Company (“Pinnacle Bank”), pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated April 28, 2015, by and among the Company, Pinnacle Bank and Magna.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company, when issued and delivered in the manner and on the terms set forth in the Merger Agreement and as described in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is limited to the Tennessee Business Corporation Act, including all applicable Tennessee statutory provisions and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201